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FOR IMMEDIATE RELEASE

                    Incomnet Announces Agreement for Board Change;

                 Forbearance Extensions From WorldCom and First Bank

WOODLAND HILLS, CA -- Aug. 28, 1998 -- Incomnet, Inc. announced today that it has entered into an agreement with John P. Casey, the Company's principal shareholder, which will result in a change in the composition of the Company's Board of Directors. The agreement provides for the resignation of five of the Company's six current directors, including Melvyn Reznick, the Company's Chairman of the Board, and the appointment of a 4-person board consisting of Casey and two of his designees, and Howard Silverman, who is currently a member of the Company's Board of Directors.

The Company had announced earlier this week that it had reached an agreement in principle with Casey on the material terms of the proposed Board change. The agreement also provides for a modification of Casey's previously announced intention to offer securities he is expected to receive as a result of the exercise of his option on certain of the Company's outstanding shares of convertible preferred stock. Under the terms of the agreement, the Company will purchase the optioned securities within one year of Casey's exercise of his option, if it is financially and legally able to do so. If the Company is unable to purchase the optioned securities during this one-year period, then Casey will convert the optioned securities into shares of the Company's common stock and offer such shares of common stock on a pro rata basis to shareholders of record as of a date to be determined in the future. Such common stock will be offered at a price per share that represents no actual profit to Casey.

In addition, the agreement requires Casey to seek new financing for the Company following consummation of the Board change. If the Board change contemplated by the agreement is consummated, the Company will be obligated to hold a meeting of its shareholders to approve an increase in the authorized number of shares of the Company's common stock. The consummation of the Board change and the other matters provided for in the agreement are subject to various conditions, including execution of a satisfactory settlement agreement among the named parties to the Company's pending securities class action lawsuit, the withdrawal by WorldCom Network Services on satisfactory terms of its previously-announced 10-day notice of intent to terminate the telecommunications services offered by National Telephone & Communications, the Company's principal subsidiary, and submission to all of the Company's shareholders of an information statement under Section 14(f) of the Securities Exchange Act of 1934, which, among other things, will provide information about each of the new Board members who will take office in connection with the proposed Board change. No assurances can be given that the conditions to the Board change will be satisfied.

The Company also announced that WorldCom and First Bank & Trust of Newport Beach, NTC's principle lender, have agreed to forbear until September 25, 1998 from taking any action with


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respect to NTC's current defaults under its respective agreements with them, including from taking any action to implement WorldCom's notice of intent to disconnect all of NTC's telecommunications services no later than August 28, 1998. This forbearance agreement was conditioned upon the execution of the definitive board change agreement with Casey, as well as the payment by NTC of certain amounts owing to WorldCom. Each of these conditions has been satisfied, WorldCom has informed NTC that WorldCom will not finance NTC past September 25, 1998 other than to offer secured open account payment terms should WorldCom decide that the financial projections and future recapitalization of NTC warrant such terms. NTC will also be required to make payments to First Bank and WorldCom of approximately $1.9 million and $5.7 million, repectively, on September 25, 1998 in order to cure account deficiencies. The Company will pay $430,000 of the amount owed to First Bank today.

The Company intends to seek new equity and/or debt financing in order to recapitalize its and NTC's operations and satisfy these payment obligations, although no assurances can be given that these efforts will be successful. If the Company is unsuccessful in these efforts, WorldCom cound terminate providing NTC's telecommunications services, in which case NTC will be unable to continue to provide telecommunications services to its customers.